Exhibit 99.1

June 12, 2018

To:                       Mansour Khatib, CEO

Gopher Protocol Inc.

2500 Broadway, Suite F-125

Santa Monica, CA 90404

Gopher Protocol Costa Rica, S.R.L.

Davivienda Bldg 1st fl.

Escazu, San Jose 10203

GBT Technologies, S.A.

EBC Bldg, 9th f. Escazu, San Jose 10203

From:                   Pablo González, MBA.

Secretary

Tokenize-IT, S.A.

Escazú, San José 10203

Costa Rica

OBJECT: LETTER OF INTENT-OFFER FOR PRIVATE PLACEMENT MEMORANDUM

Dear Sirs:

This letter (“Letter of Intent”) sets forth the basic preliminary terms between TOKENIZE-IT, S.A. a company organized and existing under the laws of the Republic of Costa Rica (“Developer”), a software and technology company based in San Jose, Costa Rica that has developed proprietary blockchain based technology to be offered to third parties seeking to hold underlying assets that may produce income or capital gains that are then represented by tokens based on different blockchain protocols (“Blockchain Business”). In addition to proprietary blockchain based technology, the Developer has also entered into a Joint Venture Agreement (“JV Agreement”) with GBT Technologies, S.A. (“GBT”) to access GBT’s currency trading platform that GBT is in process of acquiring (“Target”). Target is a fully licensed and Central Bank regulated “Currency Exchange” in Costa Rica. The Target platform will also be made available to other blockchain based businesses to be operated by Developer to allow for the integration of such tokenized assets with the traditional financial system. Except as specifically set forth herein, this Letter of Intent shall not constitute an agreement between the parties and no agreement shall be deemed to exist until execution of a definitive purchase agreement.

The following Letter of Intent will set forth the following terms and conditions that will govern the parties intention in entering a binding agreement.

This Letter of Intent also evidences the intentions of the parties with respect to the following agreements:

  The Developer is owned 100% by the Lara Group.

  Gopher Protocol Costa Rica, S.R.L. (“Gopher CR”) is 50% owned by each GOPH and the Lara Group.

  GOPH and the Lara Group each intend to contribute property to Gopher CR with GOPH contributing 20,000,000 shares of common stock of GOPH (the “GOPH Shares”) valued at USD $100,000,000 or $5 per share and the Lara Group contributing 100% of the Developer. The Developer is valuing its business including its Blockchain Business coupled with the Target Platform as a fully regulated currency exchange and trading platform with direct access to the Costa Rican Central Bank’s payment system known as SINPE, at a value of USD$100,000,000. Gopher CR will subsequently assign the GOPH Shares to the Developer. As a result of such contribution, Gopher CR will own 100% of the Developer and the Developer will in turn hold the GOPH Shares.

  Concurrently with the acquisition of the Target by GBT and as part of the closing of the JV Agreement pursuant to which GBT and the Target will provide that the Developer will be able to allow for the integration of third party tokenized assets with the traditional financial system, the Developer will transfer, assign and sell the GOPH Shares to GBT and issue 50% of its equity securities to GBT resulting in the Developer being owned 50% by Gopher CR and 50% by GBT.

  For a period of six months from the closing, GBT will hold piggy back registration rights to be included on any registration statement filed with the SEC by GOPH excluding Form S-8, Form S-4 or Form S-3 (File No. 333-225189).

This transaction is expressly subject to the following conditions:

a)	GBT fully owning and being authorized as sole shareholder of Target, which must be approved by the Costa Rican Central Bank and its banking regulatory body: SUGEF.

b)	GOPH issuing and making available to the Developer the GOPH Shares.

c)	Target being in full regulatory compliance with the Central Bank of Costa Rica and its baking regulator: SUGEF during the course of this ongoing negotiation and no material regulatory infringements or issues arising during such time. Target’s on going negotiation with at least two sovereign countries about tokenizing their assets/debt/reserves in capacity that accede $5 Billion US Dollars.

It is clear to the parties that Gopher is merely an investor and its technology may be licensed to Developer in the future. It is also clear to the parties that Mauricio Lara as individual as well as shareholder, attorney and business man is CONTROLING both Target and Gopher CR. Gopher will NOT have any board seats on GBT, Target or the Developer.

Upon execution of this Letter of Intent by yourselves, the paragraphs subsequent to this one will constitute legally binding and enforceable agreements of Promoter and yourselves. These agreements shall be in effect for a term of ninety (90) days from the date set out below and shall continue thereafter until terminated by either party following thirty (30) days prior written notice.

During the term hereof, all parties agree that they will not directly or indirectly solicit, initiate, or participate in discussions or negotiations with any person or company other than the parties to this Letter of Intent relating to the transactions and business contemplated herein. During such time, all parties will conduct its business in the ordinary course without any material changes in its operations.

During the term hereof, each of the undersigned agree to use its best efforts to negotiate definitive agreements carrying out the intent of this Letter of Intent and to consummate the transactions described above.

Prior to the parties entering into the contemplated definitive agreements, all parties to this Letter of Intent shall use their best efforts to retain the confidentiality of these negotiations and the proposed transaction.

Sincerely,

TOKENIZE-IT, S.A.

/s/ Pablo Gonzalez

Authorized Signature

Mr. Pablo Gonzalez

Secretary

ACKOWLEDGED AND AGREED:

GOPHER PROTOCOL Inc.

/s/ Mansour Khatib

Authorized Signature

Mansour Khatib, CEO

GOPHER PROTOCOL COSTA RICA, S.R.L.

/s/ Mauricio E. Lara

Authorized Signature

Mr. Mauricio E. Lara R., Esq.

Manager

GBT Technologies, S.A.

/s/ Jose M. Nunez Ramirez

Authorized Signature

Name: Jose M. Nunez Ramirez

Title: Treasurer